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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant    ☒                            Filed by a party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

C.H. ROBINSON WORLDWIDE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which the transaction applies:

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(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

14701 Charlson Road

Eden Prairie, Minnesota 55347

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 14, 2009

TO OUR SHAREHOLDERS:

C.H. Robinson Worldwide, Inc.’s Annual Shareholders’ Meeting will be held on Thursday, May 14, 2009 at 1:00 p.m., local time, at our office located at 14800 Charlson Road, Eden Prairie, Minnesota. The purposes of the meeting are:

1.	To elect two directors to serve for three-year terms or until their respective successors are elected and qualified;

2.	To amend the company’s Certificate of Incorporation to increase the maximum allowed number of directors from nine (9) to twelve (12);

3.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2009;

4.	To conduct any other business that properly comes before the meeting or any adjournment of the meeting.

Our Board of Directors has selected March 16, 2009 as our record date. Shareholders who own shares of our Common Stock on the record date are entitled to be notified of, and to vote at, our Annual Meeting.

You are cordially invited to attend the meeting. Your vote is important. Whether or not you plan to attend the meeting, please ensure your representation at the Annual Meeting voting by Internet or voting by phone as soon as possible. As more thoroughly described on page 2, you may also request a copy of our proxy materials in printed form or by e-mail, at no charge, if you so desire. The printed proxy materials will contain a proxy card, which can be completed and signed and mailed to us prior to the meeting. Information about each of these voting options may be found at www.proxyvote.com and/or at www.chrobinson.com. If you chose to provide a hardcopy written proxy and later decide to revoke your proxy, you may do so at any time before it is voted.

By Order of the Board of Directors

Ben G. Campbell Vice President, General Counsel, and Secretary

April 3, 2009

C.H. ROBINSON WORLDWIDE, INC.

14701 Charlson Road

Eden Prairie, Minnesota 55347

PROXY STATEMENT

FOR THE

2009 ANNUAL MEETING OF SHAREHOLDERS

May 14, 2009

This Proxy Statement is being provided in connection with the solicitation of the enclosed proxy. A proxy enables you to vote your shares of common stock. This proxy is for use at the 2009 C.H. Robinson Annual Meeting of Shareholders. Our Annual Meeting will be held at 1:00 pm Central Daylight Time on Thursday, May 14, 2009, at our office located at 14800 Charlson Road in Eden Prairie, Minnesota. The proxy can also be used at any adjournment of the Annual Meeting. If you need special assistance at the Annual Meeting because of a disability, you may contact Ben G. Campbell, our Vice President, General Counsel, and Secretary, by telephone at (952) 937-7829, by e-mail at ben.campbell@chrobinson.com or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347.

This proxy is requested by the Board of Directors of C.H. Robinson Worldwide, Inc. (“the company,” “we,” “us,” “C.H. Robinson”) for the following purposes:

1.	To elect two directors to serve for three-year terms or until their respective successors are elected and qualified;

2.	To amend the company’s Certificate of Incorporation to increase the maximum allowed number of directors from nine (9) to twelve (12);

3.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2009;

4.	To conduct any other business that properly comes before the meeting or any adjournment of the meeting.

Under rules adopted by the Securities and Exchange Commission, we have chosen to provide our shareholders with the choice of accessing the 2009 Annual Meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail. In connection with this change, a Notice Regarding the Availability of Proxy Materials is being mailed to all of our shareholders, except those who have previously provided instructions regarding wanting to receive hard copies of our proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares over the Internet. The notice will also tell you how to request our proxy materials in printed form or by e-mail, at no charge, if you so desire. The notice contains a 12-digit control number that you will need to vote your shares. Please keep the notice for your reference through our Annual Meeting date.

We will be mailing the Notice Regarding the Availability of Proxy Materials to our shareholders by April 3, 2009.

General Information

Who is entitled to vote?

Holders of C.H. Robinson Worldwide, Inc. Common Stock, par value $0.10 per share, at the close of business on March 16, 2009, are entitled to vote at our Annual Meeting. March 16, 2009 is referred to as the record date. As of March 16, 2009, approximately 170,000,000 shares of Common Stock were outstanding. Each share is entitled to one vote. There is no cumulative voting.

Shares are counted as present at the Annual Meeting if either the shareholder is present and votes in person at the Annual Meeting, or has properly submitted a proxy by mail, by telephone or by using the Internet. In order to achieve a quorum and to conduct business at the Annual Meeting, shares representing a majority of our issued and outstanding Common Stock as of the record date must be present and entitled to vote. If a quorum is not present or represented at the Annual Meeting, the shareholders and proxies entitled to vote will have the power to adjourn the Annual Meeting, without notice other than an announcement at that time, until a quorum is present or represented.

How can I vote?

If you submit your vote before the Annual Meeting using any of the following methods, your shares of Stock will be voted as you have instructed:

•

By Internet: You can vote your shares by the Internet. The Notice regarding the availability of your proxy materials indicates the website you may access for Internet voting using the 12-digit control number included in the notice. You may vote by the Internet 24 hours a day. The Internet voting website has easy to follow instructions and allows you to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the Internet voting instruction is the notice you received from your bank, broker, trustee or other record holder.

•

By Telephone: You have the option to vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your notice regarding the availability of proxy materials. You will be provided with a telephone number for voting at that site. Alternatively, if you request paper copies of the proxy materials, your proxy card or voting instruction form will have a toll-free telephone number that you may use to vote your shares. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. As with Internet voting, you will be able to confirm that the system has properly recorded your votes.

•

By Mail: If you elect to receive paper copies of the proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you elect to receive paper copies of the proxy materials by mail, and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record. Submitting your proxy will not affect your right to vote in person, if you decide to attend the Annual Meeting.

Your vote is important, and we encourage you to vote promptly. Internet and telephone voting is available through 10:00 a.m. Eastern Time on Monday, May 13, 2009 for all shares. If you are a beneficial shareholder (you hold your shares through a nominee, such as a broker), your nominee can advise you whether you will be able to submit voting instructions by telephone or via the Internet.

What happens if I return my proxy without voting instructions, or withhold or abstain on a proposal?

If you do not return voting instructions with your proxy, your proxy will be voted:

•	FOR the election of the nominees for director named in this Proxy Statement;

•	FOR the amendment of the company’s Certificate of Incorporation to increase the maximum number of directors from nine (9) to twelve (12); and

•

FOR the ratification of Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte entities) (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

If you return a proxy that withholds authority to vote for a nominee for director, then your shares of Common Stock covered by your proxy:

•	Will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to that nominee; and

•	Will not be voted for that nominee.

With regard to the other proposals in this Proxy Statement, if you abstain from voting, then your shares:

•	Will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote for these proposals; and

•

Will not be voted in favor of them. Abstentions have the effect of counting as votes against a proposal, because they add to the pool of votable shares for a proposal without contributing to the affirmative votes required to approve it.

How do I revoke my proxy?

You may revoke your proxy and change your vote at any time before the voting closes at the Annual Meeting. You may do this by submitting a properly executed proxy with a later date, or by delivering a written revocation, to the Secretary’s attention at the company’s address listed above, or in person at the Annual Meeting.

Shareholder Proposals and Other Matters

C.H. Robinson Worldwide, Inc. did not receive written notice of any shareholder proposal and, as of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting, other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed Proxy Card will vote according to their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

The C.H. Robinson Board of Directors is divided into three classes. Shareholders elect the members of each class to serve three-year terms with the term of office of each class ending in successive years. John P. Wiehoff, Gerald A. Schwalbach, and James B. Stake are directors in the class whose term expires at the Annual Meeting. As stated in the C.H. Robinson Corporate Governance Guidelines, a non-employee director who has served continuously as a director for more than twelve years may not stand for re-election to another term. As a result, Gerald A. Schwalbach will not stand for election to another term. On the recommendation of our Governance Committee, the Board of Directors has nominated John P. Wiehoff and James B. Stake for election to the Board of Directors at the Annual Meeting for terms of three years. Each has indicated a willingness to serve.

The other directors will continue in office for their existing terms. Steven L. Polacek, ReBecca Koenig Roloff, and Michael W. Wickham serve in the class whose term expires in 2010. Robert Ezrilov, Wayne M. Fortun, and Brian P. Short serve in the class whose term expires in 2011.

John P. Wiehoff and Ben G. Campbell will vote the proxies received by them for the election of Mr. Wiehoff and Mr. Stake, unless otherwise directed. If any nominee becomes unavailable for election at the Annual Meeting, John P. Wiehoff and Ben G. Campbell may vote for a substitute nominee at their discretion as recommended by the Board of Directors.

The Board of Directors has determined that all of the directors, except for John P. Wiehoff, are independent under the current standards for “independence” established by the NASDAQ Global Market, on which C.H. Robinson’s stock is listed. In connection with its evaluation of director independence, the Board of Directors considered two relationships of Mr. Short. Together with a number of his family members Mr. Short holds a controlling interest in Admiral Merchants Motor Freight, Inc., (AMMF), which purchases services of our subsidiary, T-Chek Systems, Inc. In 2008, AMMF also provided services to C.H. Robinson as a contracted motor carrier. In addition we receive legal services from Dorsey & Whitney LLP, of which Marianne D. Short, the sister of Mr. Short, is the managing partner.

Information concerning the incumbent directors is below.

James B. Stake (Nominee with term expiring in 2012)	James B. Stake, 56 years old, joined C.H. Robinson as a director in 2009. Jim retired from 3M Company in 2008, serving most recently as executive vice president of 3M’s Enterprise Services. He served in a variety of leadership positions at 3M Company, leading global health care, industrial, and commercial businesses ranging in size from $100 million to over $3 billion. During his career he served over 12 years of foreign assignments in Europe and South America. In addition to his career at 3M, Jim has served as a board member for Ottertail Corporation, as a board member and chairman of the finance committee for Twin Cities Public Television, and as a lecturer at the 3M Leadership Development Institute and the University of Minnesota. Jim holds a Bachelor of Science from Purdue University and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

John P. Wiehoff (Nominee with term expiring in 2012)	John P. Wiehoff, 47 years old, has been chief executive officer of C.H. Robinson since May 2002, president of the company since December 1999, a director since 2001, and became the chairman in January 2007. Previous positions with the company include senior vice president from October 1998, chief financial officer from July 1998 to December 1999, Treasurer from August 1997 to June 1998, and corporate controller from 1992 to June 1998. Prior to that, John was employed by Arthur Andersen LLP. John also serves on the Board of Directors of Polaris Industries Inc. and Donaldson Company, Inc. He holds a Bachelor of Science degree from St. John’s University.

Robert Ezrilov (Director with term expiring in 2011)	Robert Ezrilov, 64 years old, has been a director of the company since 1995. Currently, Bob is an employee of Cogel Management Company (an investment management company). From July 1997 to April 2001, he was president of Metacom, Inc., a company that sold prerecorded music on interactive displays. From April 1995 to July 1997, Bob was self-employed as a business consultant. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 after obtaining a BSB degree at the University of Minnesota. He also serves on the Board of Directors of Christopher & Banks, Inc., and as an advisory board member to Holiday Companies.

Wayne M. Fortun (Director with term expiring in 2011)	Wayne M. Fortun, 59 years old, has been a director of C.H. Robinson since 2001. He is president and chief executive officer of Hutchinson Technology Inc., a world leader in precision manufacturing of suspension assemblies for disk drives. Wayne joined Hutchinson Technology Inc. in 1975 and until 1983 he held various positions in engineering, marketing, and operations. In 1983, he was elected director, president and chief operating officer of Hutchinson Technology Inc., and in May 1996, he was appointed its chief executive officer. Wayne also serves on the Board of Directors of G&K Services, Inc., and the Juran Center Executive Advisory Board.

Brian P. Short (Director with term expiring in 2011)	Brian P. Short, 58 years old, has been a director of the company since 2002. He is chief executive officer of Leamington Co., a holding company with interests in transportation, community banking, agricultural production and real estate. Leamington operates Admiral Merchants Motor Freight, Inc., St. Paul Flight Center, Inc., First Farmers & Merchants Banks, and Benson Parking Services, Inc. Brian also serves as a legal mediator and previously served as a United States Magistrate. Mr. Short also serves on the board of Allina Hospitals & Clinics and as the chair of its Audit and Compliance Committee. His community service has included service on the Board of Directors of Catholic Charities, St. Joseph’s Home for Children, Saint Thomas Academy, University of St. Thomas School of Law and William Mitchell College of Law. Brian has an undergraduate degree in economics from the University of Notre Dame and is also a graduate of its law school.

Steven L. Polacek (Director with term expiring in 2010)	Steven L. Polacek, 49 years old, has been a director of the company since 2007. He is chief administrative and chief financial officer of Opus Corporation, a privately-held real estate development firm based in Minneapolis, Minnesota. He has held his current position since September 2005. He joined Deloitte & Touche LLP as a partner in 2002. Upon graduation from the University of Nebraska-Lincoln with a Bachelor of Science degree in 1982, Steve joined Arthur Andersen & Co. and was admitted as a partner in 1993. From 1995 to 2002 he served as managing partner of the firm’s Minneapolis office. His community service has included service on the Board of Directors of Catholic Charities and Washburn Child Guidance Center. He currently serves as a board member for Opus Foundation as well as Chair of the Board of Trustees of the Academy of Holy Angels.

ReBecca Koenig Roloff (Director with term expiring in 2010)	ReBecca Koenig Roloff, 54 years old, has been a director of the company since 2004. She has been the chief executive officer of the Minneapolis YWCA since May 2005. Prior to that, she was a senior vice president at American Express Financial Advisors, where she had been since 1988, serving as an executive in several field management and operations roles. Prior to joining American Express

Financial Advisors, Becky worked for The Pillsbury Company in a variety of supply chain management, marketing, and business management positions, including serving as vice president and business manager of Green Giant Fresh Vegetables. She started her career at Cargill, Inc. Becky holds a Master of Business Administration with distinction from Harvard Business School and a Bachelor of Arts from The College of St. Catherine in St. Paul, Minnesota. She has chaired several community Board of Trustees including The Blake School in Hopkins, Minnesota, The College of St. Catherine, and The Children’s Theatre Company. She currently serves on the Board of Directors for Allina Hospitals and Clinics.

Michael W. Wickham (Director with term expiring in 2010)	Michael W. Wickham, 62 years old, joined C.H. Robinson as a director in 2004. He retired as chairman of the Board of Roadway Corporation in December, 2003, where he was chairman and chief executive officer from 1996 to 2003. Prior to that, he was the President of Roadway Express, where he held a variety of management positions during his 35-year career with the company. Mike founded and was chairman of the board of the Motor Freight Carriers Association. He also founded and chaired American Transportation Research Institute, and is a director of Republic Services. He has served on the Board of Directors of Children’s Hospital in Akron, Ohio and on its Foundation Board.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the election of Mr. Wiehoff and Mr. Stake as directors of C.H. Robinson.

To elect the nominee as director, a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Annual Meeting, must vote for the election of a nominee, provided that the total number of shares of Common Stock that vote on the proposal represent a majority of the Common Stock outstanding on the record date.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a policy that all directors nominated for election at the Annual Meeting are expected to attend the Annual Meeting, and all other directors are encouraged to attend.

During 2008, the Board of Directors held four meetings. With the exception of Kenneth E. Keiser, each director holding office during the year attended at least 75 percent of the aggregate of the meetings of the Board of Directors (held during the period for which he or she had been a director) and the meetings of the Committees of the Board on which he or she served (held during the period for which he or she served).

Our Board of Directors has three committees: the Audit Committee, the Governance Committee, and the Compensation Committee. Currently, members and chairs of these committees are:

Independent Directors	Audit	Compensation	Governance
Robert Ezrilov	Chair	x	x
Wayne Fortun		Chair	x
Steven Polacek	x		x
ReBecca Roloff	x	x
Brian Short	x		x
James Stake	x	x
Michael Wickham		x	Chair

James B. Stake was appointed to the Board of Directors effective January 1, 2009 and his appointment to the Audit Committee and Compensation Committee will be effective April 1, 2009. Mr. Stake’s appointment to the Board of Directors was recommended to the Governance Committee by the CEO.

The Audit Committee

All of our Audit Committee members are “independent” under applicable NASDAQ listing standards and SEC rules and regulations. Our Board of Directors has determined that four members of the Audit Committee, Mr. Ezrilov, Mr. Polacek, Mr. Short and Mr. Stake meet the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. The Audit Committee provides assistance to the Board of Directors in fulfilling their oversight responsibilities relating to the quality and integrity of the financial reports of the company. The Audit Committee has the sole authority to appoint, review and discharge our independent auditors, and has established procedures for the receipt, retention, response to and treatment of complaints regarding accounting, internal controls or audit matters. In addition, amongst other responsibilities in the Audit Committee Charter, the Audit Committee is responsible for:

(1)	reviewing the scope, results, timing and costs of the audit with the company’s independent auditors and reviewing the results of the annual audit examination and any accompanying management letters;

(2)	assessing the independence of the outside auditors on an annual basis, including receipt and review of a written report from the independent auditors regarding their independence consistent with Independence Standards Board Standard;

(3)	reviewing and approving in advance the services provided by the independent auditors;

(4)	overseeing the internal audit function; and

(5)	reviewing the company’s significant accounting policies, financial results and earnings releases, and the adequacy of our internal controls and procedures.

The Audit Committee held five meetings during 2008. The Audit Committee has engaged Deloitte & Touche LLP as independent auditors for fiscal year 2009 and is recommending that the company’s shareholders ratify this appointment at the Annual Meeting. The report of the Audit Committee is found on page 33 of this Proxy Statement.

The Governance Committee

All members of our Governance Committee are “independent” under applicable NASDAQ listing standards. The Governance Committee serves in an advisory capacity to the Board of Directors on matters of organization and the conduct of Board activities. In addition, amongst other responsibilities in the Governance Committee Charter, the Governance Committee is responsible for:

(1)	identifying and recommending candidates for service on the Board of Directors;

(2)	adopting and revising the company’s Corporate Governance Guidelines;

(3)	leading the Board of Directors in its annual review of the performance of the Board and the Board Committees;

(4)	recommending directors for Board Committees;

(5)	periodically reviewing and making recommendations to the Board as to the size and composition of the Board, and criteria for director nominees;

(6)	making recommendations to the Board whether each director is independent under all applicable requirements; and

(7)	periodically reviewing the company’s Corporate Compliance Program with the company’s general counsel to recommend any appropriate changes to the Board.

The Governance Committee considers Board of Director nominees recommended by shareholders. The process for receiving and evaluating these nominations from shareholders is described below under the caption “Nominations.”

The Governance Committee held three meetings during 2008.

The Compensation Committee

All of our Compensation Committee members are “independent” under applicable NASDAQ listing standards, and IRS and SEC rules and regulations. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive compensation, employee compensation and benefits programs and plans, and leadership development and succession planning. In addition, amongst other responsibilities in the Compliance Committee Charter, the Compensation Committee is responsible for:

(1)	reviewing corporate performance and the performance of the Chief Executive Officer;

(2)	determining the compensation and benefits for the Chief Executive Officer and other executive officers of the company;

(3)	reviewing and approving the company’s compensation policies and practice; and

(4)	ensuring appropriate design and administration of the company’s incentive compensation, benefit and stock plans.

The Compensation Committee held six meetings during 2008. See “2008 Compensation Discussion and Analysis—III. Compensation Process” for a discussion of the role played by our Chief Executive Officer in compensation decisions. The Compensation Committee report on executive compensation is found on page 29 of this Proxy Statement.

The charters for each of the Committees of the Board of Directors and a reference guide for our company’s code of ethics, which is a part of our Corporate Compliance Program, are posted under the Corporate Governance section of the Investors page of our website at www.chrobinson.com.

Shareholder Communications with Board

C.H. Robinson shareholders may send written communications to the Board of Directors or to any individual director by mailing it to the C.H. Robinson Worldwide, Inc. Board of Directors, c/o C.H. Robinson Corporate Secretary, 14701 Charlson Road, Eden Prairie, MN 55347. These communications will be compiled by the Secretary and periodically submitted to the Board or individual director.

Nominations

The Governance Committee considers director nominee recommendations from a wide variety of sources, including members of the Board of Directors, business contacts, community leaders, and members of management. The Governance Committee will also consider shareholder recommendations for director nominees.

The Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the company at the time nominees are considered. The Board of Directors believes that the directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the company’s shareholders. Preferred qualifications also include current or recent experience as a chief executive officer, expertise in a particular business discipline, and diversity of talent, experience, accomplishments, and perspective. Directors should be able to provide insights and practical wisdom based on their experience and expertise.

Shareholders who wish to recommend individuals for consideration by the Governance Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to the Governance Committee, c/o General Counsel, 14701 Charlson Road, Eden Prairie, Minnesota 55347. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five (5) years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Governance Committee and to serve if elected by the Board of Directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our Bylaws, any applicable rules and regulations of the SEC, and any applicable laws, as summarized below.

Shareholders wishing to directly nominate a director candidate must give written notice to the company’s Secretary, either by personal delivery or by United States mail, postage prepaid, at the following address: 14701 Charlson Road, Eden Prairie, MN 55347. The shareholder’s notice must be received by the Secretary not later than (a) 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders, or (b) the close of business on the tenth day following the date on which notice of a special meeting of shareholders for election of directors is first given to shareholders. The shareholder’s notice must include all information relating to each person whom the shareholder proposes to nominate that is required to be disclosed under applicable SEC rules and regulations. This must include the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee, and to serving as a director if elected. The shareholder’s notice must also include:

(1)	the name and address of the shareholder making the nomination;

(2)	the number of C.H. Robinson shares entitled to vote at the meeting held by the shareholder;

(3)	a representation that the shareholder is a holder of record of C.H. Robinson stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

(4)	a description of all arrangements or understandings between the shareholder and each nominee.

The Governance Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the Committee. A member of the Committee will contact for further review those candidates whom the Committee believes are qualified, who may fulfill a specific need of the Board of Directors and who would otherwise best make a contribution to the Board of Directors. Based on the information the Governance Committee learns during this process, it determines which nominee(s) to recommend to the Board of Directors to submit for election. The Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the Governance Committee by any shareholder for the 2009 Annual Meeting. Any shareholder interested in presenting a nomination for consideration by the Governance Committee prior to the 2010 Annual Meeting should do so as early as possible to provide adequate time to consider the nominee and comply with our Bylaws.

Compensation of Directors

In 2008, each independent director of C.H. Robinson was paid an annual retainer of $60,000 and no meeting fees. The Audit Committee chair received an additional annual retainer of $10,000, and the chairs of the Governance and Compensation Committees each received an additional annual retainer of $5,000. Other members of the Audit Committee received an additional annual retainer of $5,000, and other members of the Governance and Compensation Committees received additional annual retainers of $2,500. Retainers are paid in quarterly installments, at the end of each calendar quarter. Before the retainers are earned, the directors may elect to receive all or a portion of their retainers in cash, stock or restricted stock units that are immediately vested and are payable to the directors after their service on the Board of Directors has ended.

Directors are required to own a minimum of five times their annual board retainer in company stock no later than five years after joining the Board of Directors. In addition to the annual retainers, for 2006, 2007 and 2008, the Board of Directors granted performance based restricted stock unit awards for directors. These were annual grants of restricted stock units, valued at $30,000 for 2006 and 2007, and valued at $50,000 for 2008, to non-employee directors, subject to the same performance-based criteria as management restricted stock awards for 2008. In 2009, the Board of Directors plans to grant fully vested restricted stock units, deliverable after leaving the Board of Directors. C.H. Robinson also reimburses non-employee directors for reasonable expenses incurred in attending Board of Directors meetings and for expenses incurred in obtaining continuing education related to service on our Board of Directors.

Directors who are also employees of C.H. Robinson are not separately compensated for being a member of the Board of Directors.

Director Compensation Table

Name	Total	Fees Earned or Paid in Cash		(1) Stock Awards	Option Awards	Non-Stock Incentive Plan Compensation	All Other Compensation
Robert Ezrilov	$122,500	$72,500		$50,000	0	0	0
Gerald A. Schwalbach	117,500	67,500	(2)	50,000	0	0	0
Wayne M. Fortun	117,500	67,500		50,000	0	0	0
Brian P. Short	120,000	70,000	(3)	50,000	0	0	0
Michael W. Wickham	115,000	65,000	(4)	50,000	0	0	0
ReBecca Koenig Roloff	117,500	67,500	(5)	50,000	0	0	0
Kenneth E. Keiser	112,500	62,500	(6)	50,000	0	0	0
Steve L. Polacek	115,000	65,000	(7)	50,000	0	0	0

(1)	The dollar value in this column was awarded as restricted stock units of the company which are available to vest over five calendar years beginning in 2008. The vesting percentage for each year is equal to the average of the year-over-year percentage growth in income from operations and diluted net income per share plus five percent. Any shares unvested after five years are forfeited back to the company. Shares equal to the number of restricted stock units will be distributed to the director after their board membership terminates.

(2)	Mr. Schwalbach has elected to receive the dollar value of these fees in unrestricted common shares of the company.

(3)	Mr. Short has elected to receive the dollar value of these fees in restricted stock units of the company.

(4)	Mr. Wickham has elected to receive one half of the dollar value of these fees in restricted stock units of the company and the other half in cash.

(5)	Ms. Roloff has elected to receive the dollar value of these fees in restricted stock units of the company.

(6)	Mr. Keiser has elected to receive the dollar value of these fees in unrestricted common shares of the company.

(7)	Mr. Polacek has elected to receive his board annual retainer in restricted stock units of the company. He has elected to receive the dollar value of his committee fees in unrestricted common shares of the company.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Wayne M. Fortun, Robert Ezrilov, ReBecca Koenig Roloff, Gerald A. Schwalbach, and Michael W. Wickham. Kenneth E. Keiser resigned from the Board of Directors and the Compensation Committee as of January 1, 2009. James B. Stake’s appointment to the Compensation Committee will be effective as of April 1, 2009. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

PROPOSAL TWO: AMEND CERTIFICATE OF INCORPORATION

TO INCREASE ALLOWED NUMBER OF DIRECTORS

Article V of C.H. Robinson’s Certificate of Incorporation states that the total number of directors of our Board of Directors shall be determined by our Board of Directors, and that the number of directors shall not be less than six nor more than nine. The size of our Board of Directors is currently set at nine directors. C.H. Robinson believes that increasing the allowed number of directors will provide the flexibility to consider and appoint qualified director candidates on a more timely basis as they are identified. Currently, qualified candidates cannot be appointed to the Board of Directors until a vacancy exists, which limits the Board’s ability to appoint qualified candidates to the Board even when it is anticipated that a vacancy will exist in the near future. Increasing the allowed number of directors will also enable the Board of Directors to appoint new directors in anticipation of an existing director’s departure in order to allow for a smooth transition and the sharing of the institutional knowledge and expertise of the departing director.

C.H. Robinson does not currently intend to increase the size of the Board of Directors. However, approval of this proposal will enable the Board of Directors to increase the allowed number of directors consistent with C.H. Robinson’s Bylaws, if the Board of Directors determines an increase is in the company’s best interests.

To provide the Board of Directors with the flexibility to manage its composition and size, and upon the recommendation of our Governance Committee, C.H. Robinson proposes to amend Article V of its Certificate of Incorporation to increase the maximum allowed number of directors from nine to twelve.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the proposal to amend C.H. Robinson’s Certificate of Incorporation to increase the maximum allowed number of directors from nine to twelve.

66-2/3 percent of the holders of record of all shares of Common Stock outstanding, and entitled to vote at the Annual Meeting, must vote for the proposal to amend C.H. Robinson’s Certificate of Incorporation.

2008 COMPENSATION DISCUSSION AND ANALYSIS

I. Compensation Philosophy

Performance-based compensation and alignment of individual, company, and shareholder goals are integral components of C.H. Robinson’s company culture and management approach. Within our branch network, our sales employees and managers are paid in large part based on the profitability of their branch. Approximately 2,800 employees or 35 percent of our total employees, hold equity they received through our Omnibus Stock Plan, which promotes long-term ownership and aligns them with our company-wide performance goals.

C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following basic goals:

(1)	provide a level of total compensation necessary to attract, retain and motivate high quality executives;

(2)	provide incentive compensation aligned with company earnings at various levels;

(3)	emphasize team and company performance;

(4)	balance incentive compensation to achieve both short-term and long-term profitability and growth; and

(5)	encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

Compensation decisions regarding individual executives are based on factors including individual performance, level of responsibility, and unique skills of the executive. The Compensation Committee compares our executive compensation to market data to verify that our compensation is competitive with other companies.

II. Elements of Compensation

Base salary

Annual base salary is designed to compensate our executives for sustained performance as part of a total compensation package necessary to attract, retain and motivate high quality executives. The base salary is intended to provide a minimum level of fixed compensation. While we strive to provide a fair base salary and benefits, our compensation philosophy allocates a significant portion of compensation to incentive, performance-based compensation.

Base salaries are reviewed annually but are adjusted only when conditions warrant based on:

(1)	responsibilities of the position;

(2)	tenure in the position;

(3)	the relative experience of the particular individual;

(4)	salary relative to other elements of the individual executive’s compensation; and

(5)	an evaluation of the executive’s base salary relative to the market.

Annual compensation adjustments are more often made through adjustments to incentive compensation which is variable based on our profitability. The salary column of the Summary Compensation Table below contains the annual base salary earned for 2008 for the chairman and chief executive officer and each of the other executive officers named in this proxy.

Non-Equity Incentive Plan Compensation (“incentive compensation”)

C.H. Robinson incentive compensation is designed to reward our executives for maintaining and growing C.H. Robinson’s earnings. Our incentive compensation rewards our executives for corporate performance and aligns our interests with those of our shareholders. We reward executives based on our pre-tax earnings. In order to emphasize the importance of overall company profitability as a measure of executive performance, approximately 60 percent of the total cash compensation paid to executives in 2008 was non-equity incentive compensation.

Over 60 percent of our employees have incentive compensation based on the profits of their branch. Consistent with that performance-based approach, and given their broader responsibilities, our chief executive officer’s and chief financial officer’s incentive compensation is based on overall company pre-tax income before deducting the expense of the executive non-equity incentive plan compensation (“adjusted pre-tax income”). Incentive compensation for the other named executive officers is based on the adjusted pre-tax income of the group of branches they supervise. The Compensation Committee approves an incentive compensation plan for each executive prior to the beginning of the calendar year. Incentive compensation is calculated based on each executive’s individual incentive plan. Each plan pays varying percentages of adjusted pre-tax income based upon either various ranges of adjusted pre-tax income achieved by the company, or by the group of branches they supervise. For some executives, incentive compensation begins with the first dollar of profitability and grows as our profits grow. For others, incentive compensation begins at ranges of pre-tax income at higher percentages of profit growth. Our incentive compensation program distributes incentive compensation across various levels of actual profitability and is not based on achievement of pre-established targets.

While the basic philosophy for calculating incentive compensation is the same for all executives, each executive has a unique annual incentive compensation plan. Awards vary based on differing responsibilities and incentives for growth in those areas of responsibility. Individual incentive compensation opportunity is determined based on the executive’s role, responsibilities, and performance. These compensation plans are adjusted annually. Total compensation is periodically compared to market data.

The Compensation Committee modified the executive incentive compensation plans in 2008 to allow executives to receive a portion of their incentive compensation in semi-monthly bonus payments. The maximum amount an executive could elect to receive in semi-monthly bonus payments in 2008 is the sum of the executive’s 2008 salary plus the amount of their projected 2008 bonus (based on the executive’s annual incentive compensation plan) multiplied by 60 percent less the executives base salary, then divided by 24 (the number of semi-monthly pay periods in the year). Executives were required to make their 2008 semi-monthly bonus payment election before their first paycheck was processed for the year and were not allowed to make changes in their elections thereafter. The payments are considered compensation and are not subject to forfeiture, even if the amount is not earned based on the executive’s annual compensation plan. The Compensation Committee can suspend the semi-monthly payments to an executive during the year. This approach is consistent with branch employee and manager incentive compensation. The incentive compensation amounts for 2008 exceeded the semi-monthly bonus payments for all the named officers. In limited circumstances, portions of these incentives may be guaranteed for some periods due to role transition or other subjective factors. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below contains the 2008 annual incentive compensation earned for each of the executive officers named in this proxy.

Equity

We use equity awards as our primary tool for aligning our executives with long term shareholder interests, rewarding them for the achievement of overall company performance, and retaining our executives. We believe these awards are an integral component of meeting our compensation goals as outlined in our compensation philosophy above. Our shareholder-approved Omnibus Stock Plan is designed to give us flexibility to achieve these objectives. It allows us to grant options, restricted stock, restricted stock units and other types of equity based compensation. Officers, other employees, trusts for the benefit of employees, consultants and eligible independent contractors of C.H. Robinson may receive equity awards. The amount of awards is determined based on the participant’s role, performance, and total cash compensation as compared to market data.

Restricted Stock

In 2003, we began periodically issuing performance based restricted stock and restricted stock units as our primary equity awards. We believe these awards are an effective tool for creating long term ownership and aligning our employees’ interests with those of our shareholders. Prior to 2003, we used restricted stock grants occasionally, including a grant in 2000 of 338,984 shares to Mr. Wiehoff that vests in equal annual installments over fifteen years.

For most of our restricted stock awards, restricted shares and units are available to vest for up to five calendar years, based on company performance. The vesting is based on our long-term growth goal of 15 percent annual growth for operating income and earnings per share. The vesting percentage for each year is equal to the average of the year–over-year percentage growth in income from operations and diluted net income per share plus five percent. Therefore, if we reach our long term growth goals in each year during that five year period, our restricted stock and units will be fully vested by the end of the fifth year. Any shares or units that are unvested at the end of the five years are forfeited back to the company.

Some restricted stock awards were granted in multi-year cycles. Our executives and other certain management employees received restricted stock awards in 2003, 2005 and 2008 with vesting commencing in 2003, 2006, and 2009 respectively. Restricted shares granted to active employees of this group are in the Deferred Compensation Plan. Due to our strong performance during 2003, 2004 and 2005, the 2003 restricted stock awards fully vested in three years. The vesting percentage based on the formula above was 23, 32, and 45 percent, respectively. Restricted shares granted in 2005 are available to vest over five calendar years, beginning in 2006. These shares vested 35 percent in 2006, 27 percent in 2007, and 17 percent in 2008 based on this formula. Restricted shares granted in 2008 are available to vest over five calendar years, beginning in 2009.

The stock award column of the Summary Compensation Table contains the amount of the restricted stock expense that the company recorded in its financial statements for each of the named officers. Details regarding these awards for the named executive officers can be found in the Grants of Performance Based Awards table.

For our executives, delivery of the vested shares, which are held in the Deferred Compensation Plan, for the 2003 award begins six months after termination of employment, and the shares are delivered in five equal annual installments. For the 2005 and 2008 awards, delivery of the vested shares occurs on the earlier of two years after termination or January 2013 and January 2016, respectively. However, the executives were allowed the option to further delay delivery of the vested shares. The specific choice for delivery was made by each named executive officer before the restricted shares began vesting and can be found in the footnotes to the Summary Compensation Table.

Dividends are paid to participants on all restricted shares, vested or unvested, except Mr. Wiehoff”s 2000 restricted stock award which uses the dividends to purchase additional shares. The dividends paid to participants on restricted shares are considered wages by the IRS until the shares are delivered to the participant. Dividends paid on unvested restricted equity awards for the last three years for the named executive officers are in the Dividends Paid on Restricted Shares of Stock footnote below.

For financial reporting purposes, we account for share-based compensation in accordance with SFAS No. 123R, Share Based Payment. Under this standard, the fair value of each share-based payment award is established on the date of grant. For grants of restricted shares and restricted units, the fair value is established based on the market price on the date of the grant, discounted for post-vesting holding restrictions. The discount of 12 percent for both 2003 and 2005 grants, and 22 percent for the 2008 grant was calculated using the Black-Scholes option pricing model. The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The fair value of restricted stock and units is expensed as they vest.

Stock Options

C.H. Robinson awarded stock options from 1997 to 2003. The grant date for those awards was based on the date the company, after receiving board approval for the grants, finalized the list of recipients and amounts of awards. The strike price for the options was based on the closing price on the grant date. Our Omnibus Stock Plan allows the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options that do not qualify for such treatment. In order to encourage option exercises and share ownership, these grants permitted the exercise of options using shares of our common stock to pay the exercise price and withholding taxes, if any. Upon such exercise, we grant the employee a restoration stock option (commonly referred to as a reload option) for the number of shares surrendered. Restoration options are non-qualified options, exercisable at the then-current market price for the remainder of the original option’s term. Additional restoration options are not granted upon the exercise of restoration options. The shareholder-approved 2005 Omnibus Plan amendment eliminates the ability to grant restoration stock options upon the exercise of stock options granted after May 19, 2005 (the effective date of the amendment). Other than restoration options, all options granted vest 25 percent annually, beginning on the second anniversary date of the option grant, and are available to be exercised for up to 10 years from the date of grant. Options can only be exercised while the executive officer is an employee or subject to a non-competition agreement.

During 2008, there were no stock option grants issued to the named executive officers, other than the grant of restoration options. The option awards column of the Summary Compensation Table contains the fair value of the restoration options granted to each of the named executive officers as well as the fair value for the options that vested during 2006, 2007 and 2008. The fair value was calculated as of the grant date using the Black-Scholes option pricing model. The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends.

Equity Plan Acceleration

We do not have a cash separation pay plan for any employees, including executives. The Compensation Committee has the discretion to accelerate vesting of restricted share and unit awards made during 2003 through 2007 in the case of a change-in-control of the company. Vesting of Mr. Wiehoff’s 2000 restricted unit award explicitly cannot change for any reason, including a change in control. These plan characteristics are intended to align participant interests with shareholder interests.

The 2008 U.S. Management Restricted Stock Program agreement includes provisions to accelerate vesting for change in control, death or disability for certain management and executive awardees. Additionally, the agreement allows for vesting two years post employment if the employee adheres to their management employee agreement (see “Employment Agreements, below). These changes provide post employment protections to the company, our employees, customers and suppliers. This is the only separation plan or post termination agreement for managers or executives.

The 2008 U.S. Restricted Stock Unit Program agreement also includes the provision for accelerated vesting in the case of death or disability.

Other Policies Regarding Equity Compensation Programs

Because we designed our restricted stock plan to be a significant portion of our executives’ compensation, and because the design of vested stock delivery results in significant ownership, we do not have a formal stock ownership requirement. Holding period restrictions beyond vesting are determined to ensure adequate holdings. We do have a company policy that prohibits any section 16 and other executives from trading in options on C.H. Robinson stock.

Employment Agreements

C.H. Robinson uses employment agreements to protect our employees, customers and suppliers from solicitation. All employees sign agreements acknowledging their understanding of company policies and committing to confidentiality. Additionally, incentive-eligible sales employees sign an agreement with a more specific non-solicitation clause. Certain restricted stock grant recipients, including all executives, sign a management employment agreement that includes a more restrictive non-competition and non-solicitation covenant. These agreements do not commit to post-termination compensation. The company does not have severance plan commitments to any employees, except for the continued vesting provision listed above in the equity plan acceleration section which applies to certain manager and executive 2008 restricted stock awardees.

Employee 401(k) Retirement Plan

We believe that saving for retirement is important for our employees. C.H. Robinson maintains a 401(k) retirement plan that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. Our U.S. employees are eligible to contribute up to 50 percent of their cash compensation to the 401(k) plan, subject to IRS limitations. To support our compensation objectives, the company matches 100 percent of the first 4 percent of compensation that employees contribute to the plan during the year. In addition, the company has historically made a profit sharing contribution to the 401(k) plan for eligible employees, including those who do not contribute to the 401(k) plan. For 2008, the company contributed an additional 5 percent of every eligible employee’s cash compensation into his or her account in the plan, for a total of 9 percent for those employees also contributing at least 4 percent of their cash compensation to the plan. Employees control their investment decisions for money in their 401(k) plans. Investment in company stock is one of the investment options. There are no requirements to hold any amount of company stock in the 401(k) plan, nor are there any restrictions on changing an investment election from company stock to another investment choice. Employees may not transfer balances from other investments into company stock.

Employees of our U.S. companies who regularly work more than 20 hours per week become eligible for the 401(k) match on the first day of the month following 30 days of employment. Employees of our U.S. companies become eligible for the profit sharing contribution on the first January 1 or July 1 after one year of continuous service. Eligible employees who are employed at the end of each year are awarded a percentage of their cash compensation. The contribution percentage is recommended to the Board of Directors by management annually based on the company’s financial performance. The Board of Directors determines the final contribution percentage. This award is placed into the 401(k) plan as a profit sharing contribution. The “Registrant Contributions to Defined Contributions” column of the Supplemental All Other Compensation Table lists the company contributions for the chief executive officer and each of the other named executive officers.

Employee Stock Purchase Plan (ESPP)

Because we believe in aligning employee interests with our shareholders and our long-term company performance, C.H. Robinson maintains an employee stock purchase plan (ESPP) that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. At the end of each quarter, dollars contributed to the plan by employees are used to purchase shares of C.H. Robinson stock from the company. The employees pay 85 percent of the closing price for our company’s stock on the last day of the quarter. The shares are placed into a brokerage account shortly after the end of each quarter and are available for sale by the employees as soon as the shares are in the account.

Eligible employees can set aside up to 10 percent of their compensation but no more than $10,000 during any calendar year for ESPP purchases. Employees who regularly work more than 20 hours per week become eligible to contribute money to the employee stock purchase plan on the first January 1 or July 1 after one year of continuous service. Eligible employees can change their contribution election on a quarterly basis. The “Discounted Securities Purchases” column of the Supplemental All Other Compensation Table lists the company contributions for each of the named executive officers.

Employee Health and Welfare Benefits

To support our goal to provide competitive compensation and benefits, the company sponsors a number of health and welfare benefit plans for our people: employee, spouse and dependent health, dental and vision; employee flexible spending; short term disability and long term disability; life insurance; and holiday and vacation time. Where applicable, plans meet the qualified plan requirements of ERISA and Internal Revenue Code.

Officer-Only Benefit Plans

C.H. Robinson places a high value on all roles throughout our company and on consistency of culture and management approach. For that reason, we provide our executives and managers with differentiated perquisites and compensation plans only where doing so uniquely supports our goal to attract and retain high quality executives and managers. The only executive specific perquisites in 2008 are:

(1)	Annual reimbursement for company approved tax and estate planning services up to $5,000.

(2)	Executive Life Insurance Policy. This death benefit of one-times annual cash compensation plus $500,000, not to exceed $800,000, is only a perquisite for executives with annual cash compensation of less than $800,000 since the standard employee benefit is one-times annual cash compensation.

(3)	Eligibility for Non-Qualified Deferred Compensation Plan. This plan allows officers to defer salary or incentive cash awards into the plan. The deferral and distribution elections are designed to meet the requirements of Internal Revenue Code Section 409A so as to defer taxation to the executive until the assets are transferred from the plan to the officer. In addition, this plan holds restricted stock awards made to officers and certain other managers of the company. The restricted shares remain in this plan until delivered to the recipient. Dividends on the performance based restricted awards are paid to the participants through our company’s payroll system. Dividends on Mr. Wiehoff’s time based restricted award are paid into this plan and used to purchase fully vested shares of company stock which are delivered after termination of employment.

(4)	The company pays for the withholding taxes for the executive life insurance and executive tax programs described above.

(5)	Effective December, 2008, the company allows personal use of the corporate aircraft by the chief executive officer for up to 30 hours per year provided he reimburses the company at the higher of the appropriate IRS established Standard Industry Fare Level rates or the direct incremental costs of the personal use. Mr. Wiehoff did not use the corporate aircraft for personal use in 2008.

The “Supplemental All Other Compensation” table contains information about each of the officer-only benefits for the chief executive officer and each of the other executive officers named in this proxy.

III. Compensation Process

The Compensation Committee

Our Compensation Committee consists of six directors all of whom are “independent” under applicable NASDAQ listing standards, and IRS and SEC rules and regulations. The Compensation Committee is responsible for assisting the Board of Directors in:

(1)	reviewing the performance of the chief executive officer;

(2)	determining the compensation and benefits for the chief executive officer and other executive officers of the company;

(3)	reviewing and approving the company’s compensation policies and practice;

(4)	ensuring appropriate design and administration of the company’s incentive compensation, benefit and stock plans.

The Compensation Committee held six meetings during 2008. The Compensation Committee report on executive compensation is found on page 29 of this Proxy Statement.

Cash Compensation

Prior to the beginning of each calendar year, our chairman and chief executive officer presents to the Compensation Committee his recommendations on cash compensation for the company’s executive officers reporting to him, including each of the other named executive officers. Mr. Wiehoff does not make a recommendation on his own compensation. The Compensation Committee determines the chairman and chief executive officer’s compensation as well as approval of the compensation for the other named executive officers. Periodically, as part of the compensation design process, the Compensation Committee consults independent experts. In 2005 and 2007, the Compensation Committee engaged Towers Perrin, a nationally recognized and reputable executive compensation consulting firm, to conduct a market analysis in preparation for executive compensation decisions. The study evaluated the compensation elements of salary, incentive compensation, and equity compensation, both separately and combined. The study included general industry surveys, customized surveys of transportation companies done by many compensation consulting firms, and proxy data from Trucking, Transportation, Services and Minnesota-based companies. Since there is not an evident group of peer companies, utilizing averages from multiple survey data sets was chosen as the most applicable market reference point. Towers Perrin provided the survey data and explained the data and reports to the Committee. The data was used to determine the market reference point for our chief executive officer, chief financial officer, and other executive officers, for consideration when determining their total cash and total direct compensation for 2008. We believe that conducting the study every two or three years is sufficient given the compensation philosophy and rate of market changes. Although performance, responsibilities, position tenure and experience are weighted more heavily in determining cash compensation than the market data, this information is an important component of ensuring the attraction, retention and motivation of executives.

Equity Compensation

C.H. Robinson has consistently issued equity compensation awards since its initial public offering in October of 1997. Prior to November 2003, the company awarded stock options. There were option grants made on the day of the initial public offering and during each of the first quarters of 1999 through 2003. The strike price for these options was based on the grant date closing market price of the company’s stock. The grant date was determined when the company finalized the list of recipients and amount of awards. In addition we made a small number of option grants when hiring experienced people. The strike price for these options was the closing market price of the company’s stock on the first date of employment. At the end of 2003 we moved to performance based restricted share and unit awards, for which the executives and certain managers have been eligible once every three years. Other employees are considered for awards annually.

Our chairman and chief executive officer presents equity recommendations to the Compensation Committee for our executive officers. A summary schedule of proposed awards for all other employees is also presented to the Compensation Committee. The Compensation Committee determines the chairman and chief executive officer’s equity award. The Compensation Committee approves the award levels for each of the executive officers and approves the total amount of equity to be granted to all other recipients. As discussed above, the Compensation Committee engaged a nationally recognized and reputable executive compensation consulting firm to conduct a market analysis in 2005 and 2007 for use in making executive compensation decisions, including equity compensation. The grant date of awards for all employees including the executive officers is the date of Compensation Committee approval. For grants of restricted shares and restricted units, the fair value is established based on the market price on the date of the grant, discounted for post-vesting holding restrictions.

IV. Named Executive Compensation

Chairman and Chief Executive Officer Performance Evaluation and Compensation

John P. Wiehoff, President and Chief Executive Officer

The Compensation Committee annually conducts an evaluation of the chairman and chief executive officer’s performance. Based on this evaluation, the Compensation Committee determines base salary, incentive compensation, and equity compensation of the chairman and chief executive officer.

The Compensation Committee decided to leave John P. Wiehoff’s base salary at $400,000 in 2006, 2007, and 2008. As described above, base salaries are reviewed but not necessarily adjusted annually. Mr. Wiehoff earned an incentive compensation award for 2008 of $1,313,945 which was paid in cash on January 30, 2009. The amount of this incentive was calculated based on his annual incentive compensation plan, as described in Section II above. Mr. Wiehoff’s incentive compensation in 2008 awarded compensation for achieving adjusted earnings in certain ranges. The 2008 incentive compensation award exceeded the award in 2007 because of the growth of our company’s adjusted earnings. This resulted in a 4.5 percent increase in total cash compensation from 2007 to 2008 for Mr. Wiehoff.

Mr. Wiehoff was granted 120,000 restricted shares during 2005 and 101,510 restricted shares during 2008 pursuant to the Omnibus Stock Plan. The fair value of Mr. Wiehoff’s 2005 and 2008 restricted share grants were approximately the same at the time of grant. Restricted shares granted in 2005 and 2008 are in the Deferred Compensation Plan and are available to vest over five calendar years, beginning in 2006 and 2009, respectively. As described in Section II above, the vesting percentage for each year is equal to the average of the year–over-year percentage growth in income from operations and diluted net income per share plus five percent. Any shares that are unvested at the end of the five years are forfeited back to the company. Restricted shares granted in 2005 vested 35 percent in 2006, 27 percent in 2007, and 17 percent in 2008 based on this formula. Mr. Wiehoff was also granted restricted shares in 2003. These shares are in the Deferred Compensation Plan and are fully vested. Based on the same formula, the vesting percentage was 23, 32, and 45 percent respectively for the three years of the 2003 restricted stock award.

Other Named Executive Officers Performance Evaluation and Compensation

Each of the other named executive officers is paid the same types of compensation elements as the chairman and chief executive officer. The determination of the other named executive officers’ 2008 base salary, incentive compensation award, and equity compensation followed the policies explained above for executive compensation. Each member of this group is evaluated and their compensation is based on a number of different factors including, but not limited to, the following:

(1)	title, role and relative experience;

(2)	tenure in their position;

(3)	individual performance;

(4)	financial performance of the company as a whole;

(5)	financial performance of the branches supervised, where applicable; and

(6)	results of market study performed by outside consulting firm.

Chad M. Lindbloom, Senior Vice President and Chief Financial Officer

During 2008, Chad M. Lindbloom’s base salary remained the same as in 2007, at $260,000. As described above, base salaries are reviewed periodically but not necessarily adjusted annually. Mr. Lindbloom elected to receive semi-monthly bonus payments during 2008. He earned an incentive compensation award for 2008 in the amount of $371,972; $130,000 was paid in semi-monthly bonus payments and the balance was paid in cash on January 30, 2009. The amount of this award was calculated based on his annual incentive compensation plan, as described in Section II above. Mr. Lindbloom’s incentive compensation plan awarded compensation for achieving adjusted earnings in certain ranges. The 2008 incentive compensation award exceeded the award in 2007 because of the growth of our company’s adjusted earnings. This resulted in a 7 percent increase in total cash compensation from 2007 to 2008 for Mr. Lindbloom.

Mr. Lindbloom was granted 45,000 restricted shares during 2005 and 38,290 restricted shares during 2008 pursuant to the Omnibus Stock Plan. The fair value of Mr. Lindbloom’s 2005 and 2008 restricted share grants were approximately the same at the time of grant.

James E. Butts, Scott A. Satterlee, and Mark A. Walker, Senior Vice Presidents, Transportation

During 2008, the other named executive officers, James E. Butts, Scott A. Satterlee, and Mark A. Walker, each received the same $200,000 base salary they received in 2007. They each also earned an incentive compensation award for 2008 in the amount of $435,574. Mr. Butts and Mr. Satterlee elected to receive a portion of their incentive compensation award as semi-monthly bonus payments during 2008 and received $220,000 in semi-monthly bonus payments with the balance paid in cash on January 30, 2009. Mr. Walker received his entire incentive compensation award in cash on January 30, 2009. The amount of their incentive awards were calculated based on their unique, individual annual incentive compensation plans, as described in Section II above. The executives’ 2008 incentive compensation awarded compensation for achieving adjusted earnings in certain ranges. The 2008 incentive compensation awards exceeded the awards in 2007 because of the growth in adjusted earnings for the group of branches they supervise. The increased incentive award for these officers resulted in a 3.5 percent increase in total cash compensation from 2007. The incentive compensation plan for these three executives, as well as other executives responsible for the supervision of branches, sales and operations, does not typically cap at a maximum award.

Each of these three named executive officers was granted 45,000 restricted shares during 2005 and 38,290 restricted shares during 2008 pursuant to the Omnibus Stock Plan. The fair value of Messrs. Butts’, Satterlee’s and Walker’s 2005 and 2008 restricted share grants were approximately the same at the time of grant.

Section 162(m) Disclosure

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as “performance-based compensation” under the Code. The Committee reviewed the potential consequences for the company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our executive officers in 2008. The adoption by the shareholders at the 2005 Annual Meeting of the 2005 Management Bonus Plan and the amended and restated Omnibus Stock Plan permitted the company to issue compensation that qualifies as “performance-based compensation” in 2005 and subsequently.

Summary Compensation Table

		Plan-Based Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
John P. Wiehoff	2008	$400,000	$0	$1,030,810	$7,820	$1,314,197	$0	$31,566	$2,784,393
President and Chief	2007	400,000	0	1,441,090	638,683	1,240,000	0	30,450	3,750,223
Executive Officer	2006	400,000	0	1,769,314	798,753	1,030,000	3,288	29,900	4,031,255

Chad M. Lindbloom	2008	260,000	0	261,554	185,813	372,099	0	23,946	1,103,412
Senior Vice President	2007	260,000	0	415,409	232,045	328,698	0	27,936	1,264,087
and Chief Financial Officer	2006	260,000	0	538,493	171,567	210,000	0	26,862	1,206,922

James E. Butts	2008	200,000	0	261,554	2,933	435,500	0	33,173	933,159
Senior Vice President,	2007	200,000	0	415,409	38,485	413,875	0	32,921	1,100,690
Transportation	2006	175,000	0	538,493	133,778	340,000	1,543	31,033	1,219,847

Mark A. Walker	2008	200,000	0	261,554	67,496	435,500	0	25,744	990,293
Senior Vice President,	2007	200,000	0	415,409	25,657	413,875	0	32,921	1,087,861
Transportation	2006	175,000	0	538,493	76,787	340,000	2,502	32,144	1,164,926

Scott A. Satterlee	2008	200,000	0	261,554	74,008	435,500	0	25,930	996,992
Senior Vice President,	2007	200,000	0	415,409	121,655	413,875	0	27,529	1,178,468
Transportation	2006	175,000	0	538,493	144,169	270,000	0	28,717	1,156,379

(1)	The 2005 restricted stock grant which began vesting in 2006 and the 2008 restricted stock grant which will begin vesting in 2009 are available to vest over a 5 year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year over year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage for the 2005 award was 35 percent in 2006, 27 percent in 2007, and 17 percent in 2008. During 2000 Mr. Wiehoff was granted a restricted unit award that vests ratably over 15 years. Dividends earned on Mr. Wiehoff’s 2000 restricted stock award are paid into the Deferred Compensation Plan and are used to purchase additional fully vested shares of company common stock. The resulting expense of these restricted stock grants is detailed below.

(Footnotes continue on following pages.)

Name and Principal Position	Year	Expense related to grant issued in:			Total
		2000	2005	2008
John P. Wiehoff	2008	$333,334	$697,476	0	$1,030,810
President and Chief Executive Officer	2007	333,334	1,107,756	0	1,441,090
	2006	333,334	1,435,980	0	1,769,314

Chad M. Lindbloom	2008	0	261,554	0	261,554
Senior Vice President and Chief Financial Officer	2007	0	415,409	0	415,409
	2006	0	538,493	0	538,493

James E. Butts	2008	0	261,554	0	261,554
Senior Vice President, Transportation	2007	0	415,409	0	415,409
	2006	0	538,493	0	538,493

Mark A. Walker	2008	0	261,554	0	261,554
Senior Vice President, Transportation	2007	0	415,409	0	415,409
	2006	0	538,493	0	538,493

Scott A. Satterlee	2008	0	261,554	0	261,554
Senior Vice President, Transportation	2007	0	415,409	0	415,409
	2006	0	538,493	0	538,493

(2)	Includes the expense related to the vesting of options granted prior to 2004 and related to restoration options granted during the year:

Name and Principal Position	Year	Expense related to grant issued in:			Restoration Options	Total
		2001	2002	2003
John P. Wiehoff	2008	$0	$0	$7,820	$0	$7,820
President and Chief Executive Officer	2007	0	6,590	93,840	538,253	638,683
	2006	8,880	79,080	93,840	616,953	798,753

Chad M. Lindbloom	2008	0	0	2,933	182,881	185,813
Senior Vice President and Chief	2007	0	3,295	35,190	193,560	232,045
Financial Officer	2006	3,552	39,540	35,190	93,285	171,567

James E. Butts	2008	0	0	2,933	0	2,933
Senior Vice President, Transportation	2007	0	3,295	35,190	0	38,485
	2006	888	39,540	35,190	58,160	133,778

Mark A. Walker	2008	0	0	1,955	65,541	67,496
Senior Vice President, Transportation	2007	0	2,197	23,460	0	25,657
	2006	3,552	26,360	23,460	23,415	76,787

Scott A. Satterlee	2008	0	0	2,933	71,076	74,008
Senior Vice President, Transportation	2007	0	3,295	35,190	83,170	121,655
	2006	888	39,540	35,190	68,551	144,169

(3)	The dollar amount in this column is the amount the named executive earned during the respective year under their individual non-equity incentive plan. The amount earned is paid out as cash compensation early in the following year.

Supplemental All Other Compensation Table

Name	Year	(1) Perks and Other Personal Benefits	Earnings on Deferred Compensation	(2) Tax Reimbursements	(3) Discounted Securities Purchases	Payments/ Accruals on Termination Plans	(4) Registrant Contributions to Defined Contributions	Increase in Pension Actuarial Value	(5) Insurance Premiums	Other	Total
John P. Wiehoff	2008	$5,000	$0	$4,426	$0	$0	$20,700	$0	$1,440	$0	$31,566
President and Chief Executive Officer	2007	2,500	0	2,300	0	0	24,750	0	900	0	30,450
	2006	2,500	0	2,300	0	0	24,200	0	900	0	29,900

Chad M. Lindbloom	2008	1,225	0	1,061	0	0	20,700	0	960	0	23,946
Senior Vice President	2007	1,315	0	1,271	0	0	24,750	0	600	0	27,936
and Chief Financial Officer	2006	1,415	0	647	0	0	24,200	0	600	0	26,862

James E. Butts	2008	5,000	0	3,502	1,763	0	20,700	0	2,208	0	33,173
Senior Vice President, Transportation	2007	2,500	0	2,534	1,757	0	24,750	0	1,380	0	32,921
	2006	2,035	0	1,659	1,759	0	24,200	0	1,380	0	31,033

Mark A. Walker	2008	0	0	1,073	1,763	0	20,700	0	2,208	0	25,744
Senior Vice President, Transportation	2007	2,500	0	2,534	1,757	0	24,750	0	1,380	0	32,921
	2006	2,435	0	2,300	1,759	0	24,750	0	900	0	32,144

Scott A. Satterlee	2008	2,560	0	1,710	0	0	20,700	0	960	0	25,930
Senior Vice President, Transportation	2007	1,330	0	909	0	0	24,750	0	540	0	27,529
	2006	2,500	0	1,477	0	0	24,200	0	540	0	28,717

(1)	The fair market value of tax services under the executive tax program.

(2)	Tax reimbursements on the executive tax program and the executive life insurance program.

(3)	The discount on shares purchased under the company’s qualified employee stock purchase plan.

(4)	Matching and profit sharing contributions under the company’s qualified 401(k) plan.

(5)	Taxable portion of premiums paid for life insurance for the named executive officer under the company’s qualified Group Life Plan.

Dividends Paid on Unvested Restricted Shares of Company Stock

	Year	Performance Based Restricted Shares (1)	Time Based Restricted Shares (2)	Total
Name and Position		Unvested Shares	Unvested Shares
John P. Wiehoff	2008	$65,402	$162,712	$228,114
President and Chief Executive Officer	2007	59,280	154,577	213,857
	2006	68,400	127,526	195,926

Chad M. Lindbloom	2008	24,580	0	24,580
Senior Vice President and Chief Financial Officer	2007	22,230	0	22,230
	2006	25,650	0	25,650

James E. Butts	2008	24,580	0	24,580
Senior Vice President, Transportation	2007	22,230	0	22,230
	2006	25,650	0	25,650

Mark A. Walker	2008	24,580	0	24,580
Senior Vice President, Transportation	2007	22,230	0	22,230
	2006	25,650	0	25,650

Scott A. Satterlee	2008	24,580	0	24,580
Senior Vice President, Transportation	2007	22,230	0	22,230
	2006	25,650	0	25,650

(1)	Dividends paid on these shares were paid directly to the named executive officer through the company’s payroll system.

(2)	Dividends paid on these shares were paid into the Deferred Compensation Plan and were used to purchase additional fully vested shares of company stock. All vested shares under this award are paid after Mr. Wiehoff terminates employment with the company.

Grants of Performance Based Awards

Name	Year	(1) Performance Based Stock and Stock- Based Incentive Plans: Number of Shares, Units or Other Rights		(2) Grant Date Fair Value Under FAS 123R	Performance Based Options: Number of Securities Underlying Options	Non-Stock Incentive Plan Awards: Number of Units or Other Rights	Dollar Amount of Consider- ation Paid for Award, if any	Grant Date for Stock or Option Awards	Performance or Other Period Until Vesting or Payout and Option Expiration Date	Estimated Future Payouts
										Threshold (#)	Target (#)	Maximum (#)
John P. Wiehoff	2008	101,510	(3)	$4,021,826	0	0	0	—	0	0	0	101,510
President and Chief	2007	0		0	0	0	0	—	0	0	0	0
Executive Officer	2006	0		0	0	0	0	—	0	0	0	0

Chad M. Lindbloom	2008	38,290	(4)	1,517,050	0	0	0	—	0	0	0	38,290
Senior Vice President and	2007	0		0	0	0	0	—	0	0	0	0
Chief Financial Officer	2006	0		0	0	0	0	—	0	0	0	0

James E. Butts	2008	38,290	(5)	1,517,050	0	0	0	—	0	0	0	38,290
Senior Vice President,	2007	0		0	0	0	0	—	0	0	0	0
Transportation	2006	0		0	0	0	0	—	0	0	0	0

Mark A. Walker	2008	38,290	(6)	1,517,050	0	0	0	—	0	0	0	38,290
Senior Vice President,	2007	0		0	0	0	0	—	0	0	0	0
Transportation	2006	0		0	0	0	0	—	0	0	0	0

Scott A. Satterlee	2008	38,290	(7)	1,517,050	0	0	0	—	0	0	0	38,290
Senior Vice President,	2007	0		0	0	0	0	—	0	0	0	0
Transportation	2006	0		0	0	0	0	—	0	0	0	0

(1)	These restricted shares granted in 2008 are available to vest over five calendar years beginning in 2009. The actual vesting percentage for each year is determined by the following: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Any shares unvested after five years are forfeited back to the company.

(2)	The amounts in this column represent the grant date FAS123R value for the respective awards. Because these awards vest based on the financial performance of the company, the FAS 123R value will be expensed in the financial statements of the company based on the actual vesting percentage for each vesting year. These restricted shares, vested and unvested, earn dividends at the same rate as Common Stock. Because these dividends are considered compensation under the Internal Revenue Code, the dividends are paid to each named executive officer through the company’s payroll system.

(3)	All vested shares will be paid out to Mr. Wiehoff upon the earlier of January 2016 or six months after termination of employment.

(4)	All vested shares will be paid out to Mr. Lindbloom in three equal annual installments beginning upon the earlier of January 2016 or six months after termination of employment.

(5)	All vested shares will be paid out to Mr. Butts in January 2016.

(6)	All vested shares will be paid out to Mr. Walker six months after termination of employment.

(7)	All vested shares will be paid out to Mr. Satterlee in January 2016.

Grants of All Other Equity Awards

(Restoration Grant Detail)

Name	Year	(1) Number of Securities Underlying Stock Options Granted (#)	Exercise or Base Price ($ per Share)	Expiration Date	Number of Shares of Stock or Units Granted (#)	Vesting Date	Grant Date
John P. Wiehoff	2007	47,930	$55.75	1/31/2010	—	5/7/2007	5/7/2007
President and Chief Executive Officer	2007	1,464	49.08	2/15/2009	—	10/30/2007	10/30/2007
	2006	54,863	47.92	1/31/2010	—	8/18/2006	8/18/2006
	2006	3,596	42.02	2/15/2009	—	11/6/2006	11/6/2006

Chad M. Lindbloom	2008	162	54.44	2/15/2009	—	2/11/2008	2/11/2008
Senior Vice President and Chief Financial Officer	2008	11,262	54.44	2/7/2013	—	2/11/2008	2/11/2008
	2008	711	54.44	1/31/2010	—	2/11/2008	2/11/2008
	2007	467	53.90	2/15/2009	—	5/1/2007	5/1/2007
	2007	12,170	53.90	2/15/2012	—	5/1/2007	5/1/2007
	2007	1,054	53.90	2/7/2013	—	5/1/2007	5/1/2007
	2006	12,886	42.68	2/1/2011	—	2/14/2006	2/14/2006
	2006	2,302	42.68	1/31/2010	—	2/14/2006	2/14/2006
	2006	1,239	42.68	2/15/2009	—	2/14/2006	2/14/2006

James E. Butts	2006	1,576	47.92	2/15/2009	—	8/18/2006	8/18/2006
Senior Vice President, Transportation	2006	4,801	42.37	1/31/2010	—	11/14/2006	11/14/2006

Mark A. Walker	2008	5,397	54.44	1/31/2010	—	2/11/2008	2/11/2008
Senior Vice President, Transportation	2008	1,759	54.44	2/15/2009	—	2/11/2008	2/11/2008
	2006	1,331	47.31	10/15/2007	—	3/22/2006	3/22/2006
	2006	1,594	47.31	1/31/2010	—	3/22/2006	3/22/2006

Scott A. Satterlee	2008	282	54.15	1/31/2010	—	2/6/2008	2/6/2008
Senior Vice President, Transportation	2008	2,069	54.15	2/1/2011	—	2/6/2008	2/6/2008
	2008	2,813	54.15	2/7/2013	—	2/6/2008	2/6/2008
	2007	288	52.89	1/31/2010	—	2/2/2007	2/2/2007
	2007	5,156	52.89	2/7/2013	—	2/2/2007	2/2/2007
	2006	5,689	42.83	2/15/2012	—	2/16/2006	2/16/2006
	2006	243	41.81	1/31/2010	—	11/8/2006	11/8/2006

(1)	The options shown in this table are non-qualified restoration stock options and are granted pursuant to the company’s Omnibus Stock Plan. A restoration option (also referred to as a “reload” option) is granted when an original option is exercised and payment of the exercise price or tax withholding obligation is made by delivery of previously owned shares of company Common Stock. Each restoration option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, is exercisable in full on the date of grant, and expires on the same date as the original option.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards				Restricted Shares
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	(1) Market Value of Shares or Units of Stock Held That Have Not Vested ($)
John P. Wiehoff	9,828	0	$10.17250	1/31/2010	284,903	$15,678,186
Chairman and Chief	80,000	0	14.00000	2/1/2011
Executive Officer	60,000	0	14.62500	2/15/2012
	80,000	0	14.82000	2/7/2013
	0	0	18.46000	2/15/2009
	0	0	18.46000	2/15/2009
	54,863	0	47.92000	1/31/2010
	0	0	42.02000	2/15/2009
	47,930	0	55.75000	1/31/2010
	0	0	49.08000	2/15/2009

Chad M. Lindbloom	23,756	0	10.17250	1/31/2010	47,740	2,627,132
Senior Vice President and	8,472	0	14.00000	2/1/2011
Chief Financial Officer	6,836	0	14.62500	2/15/2012
	6,746	0	14.82000	2/7/2013
	2,302	0	42.68000	1/31/2010
	12,886	0	42.68000	2/1/2011
	12,170	0	53.90000	2/15/2012
	1,054	0	53.90000	2/7/2013
	467	0	53.90000	2/15/2009
	162	0	54.44000	2/15/2009
	11,262	0	54.44000	2/7/2013
	711	0	54.44000	1/31/2010

James E. Butts	8,000	0	14.00000	2/1/2011	47,740	2,627,132
Senior Vice President,	13,354	0	14.62500	2/15/2012
Transportation	6,746	0	14.82000	2/7/2013

Scott A. Satterlee	20,056	0	14.62500	2/15/2012	47,740	2,627,132
Senior Vice President,	14,500	0	14.82000	2/7/2013
Transportation	5,155	0	52.89000	2/7/2013
	288	0	52.89000	1/31/2010
	282	0	54.15000	1/31/2010
	2,069	0	54.15000	2/1/2011
	2,813	0	54.15000	2/7/2013

Mark A. Walker	23,472	0	14.00000	2/1/2011	47,740	2,627,132
Senior Vice President,	20,000	0	14.62500	2/15/2012
Transportation	20,000	0	14.82000	2/7/2013

(1)	“Market Value” has been determined based on the last sale price of our Common Stock as reported by The Nasdaq National Market on December 31, 2008 ($55.03).

Option Exercises and Stock Vested

Name of Executive Officer		No. of Shares Acquired on Exercise or Vesting (#)		Value Realized Upon Exercise or Vesting ($)	Grant Date Fair Value Previously Reported in Summary Compensation Table ($)
John P. Wiehoff	Options	33,778		$1,565,701	$246,086
President and Chief Executive Officer	Stock	42,999	(1)	2,366,235	1,030,810

Chad M. Lindbloom	Options	28,737		1,116,145	164,355
Senior Vice President and Chief Financial Officer	Stock	7,650	(2)	420,980	261,554

James E. Butts	Options	7,131		171,261	62,598
Senior Vice President, Transportation	Stock	7,650	(2)	420,980	261,554

Mark A. Walker	Options	61,358		2,441,582	300,805
Senior Vice President, Transportation		7,650		420,980	261,554

Scott A. Satterlee	Options	15,000		603,481	92,145
Senior Vice President, Transportation	Stock	7,650		420,980	261,554

(1)	This number reflects 20,400 restricted shares vesting due to the financial performance of the company and 22,599 restricted shares vesting under a time based vesting award.

(2)	This number reflects restricted shares vesting based on the financial performance of the company.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
John P. Wiehoff	$0	$0	$0	$0	$0
President and Chief Executive Officer

Chad M. Lindbloom	0	0	0	0	0
Senior Vice President and Chief Financial Officer

James E. Butts	0	0	0	0	0
Senior Vice President, Transportation

Mark A. Walker	0	0	0	0	0
Senior Vice President, Transportation

Scott A. Satterlee	0	0	0	0	0
Senior Vice President, Transportation

Related Party Transactions

One of our directors, Brian Short, is the President, Chief Executive Officer and holds with a number of his family members a controlling interest in Admiral Merchants Motor Freight, Inc. (“AMMF”), a privately held trucking and transportation services company. In 2008, C.H. Robinson engaged AMMF as a carrier to haul 507 truck loads on behalf of sixty to seventy branches. The company paid approximately $998,000 to AMMF for these services which represented less than 0.9 percent of AMMF’s revenues for 2008. In addition, during 2008, AMMF used T-Chek services for its truck drivers. The total fees paid to T-Chek by AMMF were $198,000 during 2008, or approximately 0.39 percent of T-Chek’s total revenue for the year.

In 2008, C.H. Robinson purchased legal services from Dorsey & Whitney LLP (“Dorsey”) in the amount of $1,001,080. Marianne Short and Stephen Lucke are partners at Dorsey, and Marianne Short currently serves as the firm’s managing partner. Marianne Short is Brian Short’s sister and Stephen Lucke is Brian Short’s brother-in-law. Dorsey has represented that the fees it received from C.H. Robinson in 2008 were not a material portion of its gross revenues.

C.H. Robinson’s transactions with AMMF and Dorsey were reviewed by our Audit Committee consistent with our Related Party Transaction policy. Mr. Short recused himself from the Committee’s review of these matters. Management reported to the Committee that the margins on the trucking services provided by AMMF were consistent with similar loads carried by other third party vendors using comparable equipment. Since T-Chek’s services are fee-based, the company’s management confirmed that the fees paid by AMMF to T-Chek were comparable to the fees paid to T-Chek by other similar customers. Management also confirmed that the legal fees paid to Dorsey were consistent with the fees charged to C.H. Robinson by other firms for similar services. The Audit Committee considered C.H. Robinson’s transactions with AMMF and Dorsey in light of the factors listed in its Related Party Transactions procedures. Based on its review, the Committee unanimously determined that the company’s transactions conducted with AMMF and Dorsey were fair and reasonable to the company and on terms no less favorable to C.H. Robinson than could be obtained in a comparable arm’s length transaction with an unrelated third party. The Committee also unanimously determined that the transactions were in the best interests of C.H. Robinson.

The Governance Committee also considered C.H. Robinson’s transactions with AMMF and Dorsey in its assessment of Mr. Short’s independence.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with C.H. Robinson management and concurs that it accurately represents the compensation philosophy of the company. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement. The Compensation Committee charter is posted on the C.H. Robinson Worldwide website at http://phx.corporate-ir.net/phoenix.zhtml?c=97366&p=irol-governance

Wayne M. Fortun

Robert Ezrilov

ReBecca Koenig Roloff

Gerald A. Schwalbach

Michael W. Wickham

The Members of the Compensation Committee

of the Board of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of C.H. Robinson’s Common Stock as of March 27, 2009 by (i) each person who is known by the company to own beneficially more than five percent of the Common Stock, (ii) each director or nominee, and each executive officer of the company named in the Summary Compensation Table under the heading “Executive Compensation” above, and (iii) all company directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares
FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	14,956,173	8.839%
John P. Wiehoff (3)	1,291,837	*
James E. Butts (4)	886,624	*
Mark A. Walker (5)	336,532	*
Chad M. Lindbloom (6)	300,841	*
Scott A. Satterlee (7)	187,688	*
Robert Ezrilov (8)	119,290	*
Wayne M. Fortun (9)	39,691	*
Brian P. Short (10)	32,359	*
Gerald A. Schwalbach	10,715	*
ReBecca Koenig Roloff	9,654	*
Michael W. Wickham	8,784	*
Steven L. Polacek	3,344	*
James B. Stake	400	*
All executive officers and directors as a group (15 persons)	3,594,026	2.11

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the “Commission”), and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 27, 2009 (“Currently Exercisable Options”) are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 16, 2009, filed with the Securities and Exchange Commission. FMR LLC has sole voting power over 213,612 shares and sole dispositive power over 14,956,173 shares. FMR LLC reported that its wholly owned subsidiary Fidelity Management & Research Company serves as an investment advisor to various investment company clients and that no one client accounts for more than five percent of the total outstanding Common Stock.

(3)

Includes 59,508 shares owned by Mr. Wiehoff’s spouse and children, and includes 332,621 shares underlying options exercisable within 60 days. Also includes 370,675 restricted shares. These restricted shares vest ratably over a period of fifteen (15) years from the date of grant provided he remains employed by the company, and vesting will not be accelerated for any reason. These restricted shares are subject to other restrictions as defined in the Deferred Compensation Plan. The dividends on these shares were used to purchase 31,691 shares of C.H. Robinson common stock, which are fully vested. Such deferred shares have been placed in a non-qualified grantor trust for Mr. Wiehoff’s benefit. Mr. Wiehoff has the right to advise the trustee on how to vote such shares, but does not have dispositive power with respect to such shares. Also includes 80,000 restricted shares issued in 2003 and 120,000 restricted shares issued in 2005 and 101,510 restricted shares issued in 2008 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested.

(4)	Includes 28,100 shares issuable upon exercise of outstanding options. Also includes 30,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 and 38,290 restricted shares issued in 2008 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested.

(5)	Includes 1,800 shares owned by Mr. Walker’s children and includes 63,472 shares underlying options exercisable within 60 days. Also includes 30,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 and 38,290 restricted shares issued in 2008 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested. Also includes 524 restricted shares placed into the Deferred Compensation Plan during 2003 which vested immediately.

(6)	Includes 12,664 shares owned by Mr. Lindbloom’s spouse and includes 86,195 shares underlying options exercisable within 60 days. Also includes 40,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 and 38,290 restricted shares issued in 2008 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested. Also includes 1,568 restricted shares placed into the Deferred Compensation Plan during 2003 which vested immediately.

(7)	Includes 45,163 shares issuable upon exercise of outstanding options. Also includes 40,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 and 38,290 restricted shares issued in 2008 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested. Also includes 1,568 restricted shares placed into the Deferred Compensation Plan during 2003 which vested immediately.

(8)	Includes 34,000 shares underlying options exercisable within 60 days.

(9)	Includes 22,000 shares underlying options exercisable within 60 days.

(10)	Includes 10,000 shares underlying options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who beneficially own more than ten percent of the company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors and greater than ten percent beneficial owners are required by the regulations of the Commission to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to the company and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than ten percent beneficial owners were complied with in 2008.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the amended and restated charter can be found on the Investors page of our website at www.chrobinson.com. The Audit Committee of the company’s Board of Directors is comprised of the following independent directors: Robert Ezrilov, Steven Polacek, ReBecca Roloff, Gerald Schwalbach, and Brian Short. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the current NASDAQ listing standards that apply to Audit Committee members, and that Mr. Ezrilov, Mr. Polacek, Mr. Schwalbach and Mr. Short each qualifies as an “Audit Committee Financial Expert”, as defined by the Securities and Exchange Commission.

Management is responsible for the company’s internal controls and the financial reporting process. C.H. Robinson’s independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor and oversee the independent auditors.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the company’s independent accountants for the fiscal year ending December 31, 2007. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Our independent accountants also provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP as the company’s independent auditors.

Based upon the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Robert Ezrilov

Steven L. Polacek

ReBecca Koenig Roloff

Gerald A. Schwalbach

Brian P. Short

The Members of the Audit Committee

of the Board of Directors

PROPOSAL THREE: SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as independent public accountants for C.H. Robinson for the fiscal year ending December 31, 2009. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee is not obligated to appoint other accountants, but the Audit Committee will give consideration to such unfavorable vote.

Independent Auditors’ Fees

The following table summarizes the aggregate fees for audit services rendered by the independent auditor for the audit of the company’s annual consolidated financial statements for the year ended December 31, 2008 and December 31, 2007, and fees billed for other services rendered by the independent auditor during the same periods.

Fees	2008	2007
Audit Fees (a)	$1,390,838	$1,033,889
Audit-Related Fees (b)	197,500	35,516
Tax Fees (c)	227,290	158,778

Total	$1,815,628	$1,228,183

(a)	Fees for audit services billed or expected to be billed relating to 2008 and 2007 consisted of:

•	Audit of the company’s annual financial statements

•	Reviews of the company’s quarterly financial statements

•	Statutory and regulatory audits, consents, and other services related to SEC matters

(b)	Fees for audit-related services billed consisted of:

•	Employee benefit plan audit in 2008 and 2007

•	Due diligence associated with an acquisition in 2008

(c)	Fees for tax services billed for tax compliance and tax planning and advice:

•

Fees for tax compliance services totaled $131,929 and $135,167 in 2008 and 2007, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

•

Fees for tax planning and advice services totaled $95,360 and $23,611 in 2008 and 2007, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services provided by the independent auditor during 2007 and 2008 were pre-approved following the policies and procedures of the Audit Committee.

Pre-Approval Policy

This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of the work being performed, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the company to receive immediate assistance from the independent auditor when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review, or other attest service;

2.	The aggregate amount of all such services provided under this provision does not exceed the lesser of $20,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	Such services were not recognized at the time of the engagement to be non-audit services;

4.	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors.

SOLICITATION OF PROXIES

C.H. Robinson is paying the costs of solicitation, including the cost of preparing and mailing the Notice Regarding the Availability of Proxy Materials and this Proxy Statement. Proxies are being solicited primarily over the Internet, but the solicitation may be followed by solicitation in person, by mail, by telephone, by facsimile, or by regular employees of C.H. Robinson without additional compensation. C.H. Robinson will reimburse brokers, banks and other custodians, and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the company’s shareholders.

PROPOSALS FOR THE 2010 ANNUAL MEETING

Pursuant to the company’s Bylaws and federal securities laws, any proposal by a shareholder to be presented at the 2010 Annual Meeting of Shareholders and to be included in C.H. Robinson’s proxy statement must be received at the company’s executive offices, 14701 Charlson Road, Eden Prairie, Minnesota 55347, not less than 90 days before the first anniversary of the prior year’s meeting. Assuming that our 2009 Annual Meeting is held on schedule, we must receive notice pertaining to the 2010 Annual Meeting no later than February 12, 2010. Proposals should be sent to the attention of the Secretary, and must include certain information about the shareholder who intends to bring such matter before the meeting and the business they want to be conducted. These requirements are provided in greater detail in the company’s Bylaws. C.H. Robinson intends to exercise its discretionary authority with respect to any matter not properly presented by February 12, 2010.

GENERAL

We have made available on the Internet our Annual Report for the fiscal year ended December 31, 2008 in connection with this Proxy Statement. The Annual Report is not part of the soliciting materials.

Please vote using the Internet or by telephone or, if you elect to receive paper copies of the proxy materials by mail, please sign, date and return your proxy or voting instruction form in the prepaid envelope you received. We encourage you to attend the May 14, 2009 Annual Meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, if you are not a registered shareholder please bring with you some proof of C.H. Robinson Worldwide, Inc. common stock ownership, such as a current brokerage statement, and a form of identification bearing a photograph. No cameras, cellular telephones or pagers will be allowed to be used in the meeting room.

The information set forth in this Proxy Statement under the caption “Compensation Discussion and Analysis,” the “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed to be (i) incorporated by reference into any filing by the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the company expressly so incorporates such information by reference, and (ii) “soliciting material” or to be “filed” with the SEC.

By Order of the Board of Directors

Ben G. Campbell
Vice President, General Counsel, and Secretary

April 3, 2009

C.H. ROBINSON WORLDWIDE, INC. ATTN: BEN G. CAMPBELL 14701 CHARLSON RD. EDEN PRAIRIE, MN 55347

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by C.H. Robinson Worldwide, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to C.H. Robinson Worldwide, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CHROB1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

C.H. ROBINSON WORLDWIDE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Unless you indicate otherwise, this Proxy will be voted FOR Proposals 1, 2 and 3.		☐	☐	☐
Vote On Directors
1.	Election of Directors
	Nominees:	For	Against	Abstain
	01) James B. Stake	☐	☐	☐
	02) John P. Wiehoff	☐	☐	☐

Vote On Proposals						For	Against	Abstain

2.	Amendment of the company’s Certificate of Incorporation to increase the maximum allowed number of directors from nine(9) to twelve(12).					☐	☐	☐

3.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.					☐	☐	☐

4.	In their discretion, to consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CHROB2

C.H. ROBINSON WORLDWIDE, INC. 14701 Charlson Road Eden Prairie, MN 55347 ANNUAL MEETING OF SHAREHOLDERS Thursday, May 14, 2009 1:00 p.m., Central Daylight Savings Time C.H. Robinson Worldwide, Inc.
14701 Charlson Road, Eden Prairie,	Proxy
Minnesota

This Proxy is solicited by the C.H. Robinson Board of Directors. Please vote your Proxy as soon as possible.

By signing this document, I appoint John P. Wiehoff and Ben G. Campbell, or either of them, with full power of substitution to each, as proxy to represent me at the C.H. Robinson Annual Meeting of Shareholders, and at any associated adjournment(s). I also appoint each of them to vote all of the shares of Common Stock I am entitled to vote at the meeting as I have directed below for each of the proposals in the Proxy Statement, and in their discretion on any other matters that may properly come before the meeting. C.H. Robinson’s Annual Meeting of Shareholders will be held at their office located at 14800 Charlson Road, Eden Prairie, Minnesota, on May 14, 2009 at 1:00 PM local time.

This Proxy, when properly executed, will be voted as you directed. If you do not give any direction, this Proxy will be voted FOR the election of each of the director nominees listed under Proposal 1, and FOR the other items set forth in Proposal 2 and Proposal 3. The tabulator cannot vote the shares unless you vote by telephone, Internet, or by mail. If you choose to mail your Proxy, you must sign and return this Proxy.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.